Exhibit 11.1

CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated July 14, 2026, except for Note 8, Subsequent Events, as to which the date is November 9, 2026, with respect to the consolidated balance sheets of Elf Labs, Inc. as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2025 and 2024 and the related notes to the consolidated financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

/s/ SetApart Accountancy Corp.

SetApart Accountancy Corp

November 9, 2026

Calabasas, California